Exhibit 23(b)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the registration statements of Tii Network Technologies, Inc. on Form S-8 (File Nos. 033-64965, 033-64967, 333-47151, 333-68579, 333-70714, 333-70716, 333-120509, 333-134224, 333-145681, 333-156723 and 333-178380) of our report dated March 31, 2011, with respect to our audits of the consolidated financial statements of Tii Network Technologies, Inc. and Subsidiaries as of December 31, 2010 and for each of the two years in the period ended December 31, 2010, which report is included in this Annual Report on Form 10-K of Tii Network Technologies, Inc. for the year ended December 31, 2011.

Marcum llp

Melville, New York

March 30, 2012